Exhibit 3.1

ARTICLES OF RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia (the “Code”), states as follows:

1. The name of the corporation immediately prior to the restatement is Penn Virginia Corporation (the “Corporation”).

2. The Corporation’s Third Amended and Restated Articles of Incorporation are amended and restated in their entirety to read as set forth in Exhibit A attached hereto (the “Fourth Amended and Restated Articles of Incorporation”). The Fourth Amended and Restated Articles of Incorporation contain the following amendments ((a) – (e) collectively, the “Amendments” and (d) and (e) together, the “Series A Amendments”):

(a)	to increase the number of shares of authorized capital stock of the Corporation to 145,000,000 shares;

(b)	to rename and reclassify the Corporation’s existing common stock, par value $0.01 per share (“Common Stock”), as Class A common stock, par value $0.01 per share (“Class A Common Stock”);

(c)	to authorize, as a new class of capital stock of the Corporation, 30,000,000 shares of Class B common stock, par value of $0.01 per share (“Class B Common Stock”);

(d)

to remove provisions that are no longer applicable following the exchange of all outstanding shares of the Corporation’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), for shares of the newly authorized Class B Common Stock pursuant to an exchange agreement by and among the Corporation and the holders of shares of Series A Preferred Stock; and

(e)	to cancel the designation of the Series A Preferred Stock.

3. The Amendments were duly adopted by the Corporation’s Board of Directors (the “Board of Directors”) on August 23, 2021.

4. The Amendments were proposed by the Board of Directors and submitted by the Board of Directors to the Corporation’s shareholders in accordance with Title 13.1, Chapter 9, Article 11 of the Code. The Amendments were approved by the Corporation’s shareholders on October 5, 2021.

The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote on the Amendments were as follows:

Designation	No. of Outstanding Shares	No. of Votes Entitled to be Cast
Common Stock	15,328,330	15,328,330
Series A Preferred Stock	225,489.98	22,548,998

The total number of undisputed votes cast for the Amendments by each voting group entitled to vote on the Amendments was as follows:

Voting Group	Total of Undisputed Votes FOR
Common Stock and Series A Preferred Stock	32,111,277

The total number of undisputed votes cast for the Series A Amendments by each voting group entitled to vote separately on the Series A Amendments was as follows:

Voting Group	Total of Undisputed Votes FOR
Series A Preferred Stock	22,548,998

The number of votes cast for the Amendments by each voting group was sufficient for approval of the Series A Amendments by that voting group.

5.    Simultaneously with the effectiveness of the Fourth Amended and Restated Articles of Incorporation, each then outstanding share of Common Stock shall, automatically and without any action on the part of the holder thereof, be renamed and reclassified as Class A Common Stock.

[Signature page follows.]

IN WITNESS WHEREOF, these Articles of Restatement are executed in the name of the Corporation as of October 6, 2021.

PENN VIRGINIA CORPORATION (SCC ID # 00169714)

By:	/s/ Katherine Ryan
Katherine Ryan
Vice President, Chief Legal Counsel and Corporate Secretary

[Signature Page to Articles of Restatement of Articles of Incorporation of Penn Virginia Corporation]